Exhibit 99.2

Fairfax Provides American Safety with Waiver under Merger Agreement

Hamilton, BERMUDA, July 31, 2013 – American Safety Insurance Holdings, Ltd. (NYSE: ASI) announced that Fairfax Financial Holdings Limited (TSX: FFH and FFH.U) has provided American Safety with a waiver of certain provisions under the merger agreement between the companies. The waiver will enable American Safety’s Board of Directors to provide, consistent with its fiduciary duty, Catalina Holdings (Bermuda) Ltd. access to certain non-public information relating to American Safety, and to engage in discussions and negotiations with Catalina regarding its proposal to acquire American Safety.

About Us:

For over 25 years, American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, has offered innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company, and American Safety Risk Retention Group, Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) IX by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:

American Safety Insurance Holdings, Ltd.	American Safety Administrative Services, Inc.
Investor Relations	Media Relations
Stephen R. Crim	Mark W. Haushill
scrim@amsafety.bm	mark.haushill@amsafety.com
(441) 296-8560	(770) 916-1908